                                                           EXHIBIT 10.30





                                AN APPRAISAL OF
                          MOUNTAIN VIEW NURSING CENTER
                            GREENSBURG, PENNSYLVANIA
                                      FOR
                        INTEGRATED HEALTH SERVICES, INC.
                              AS OF MARCH 1, 1994

[LOGO]           VALUATION COUNSELORS GROUP, INC.

                 Princeton Pike Office Park, CN30
                 Princeton, New Jersey 08543-0030
                 (609) 896-0300
                 (Fax) 896-1849


                                                                 March 30, 1994


Integrated Health Services, Inc.
10065 Red Run Boulevard
Owings Mills Corporate Campus
Owings Mills, Maryland 21117

Attention:       Mr. Daniel J. Booth
                 Director of Project Finance

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the value of the leased fee interest in the property comprising:

                          MOUNTAIN VIEW NURSING CENTER
                                 SAND HILL ROAD
                            GREENSBURG, PENNSYLVANIA

The primary purpose of this valuation is to estimate the market value as of March 1, 1994.

For the purpose of this report, "MARKET VALUE" is defined as follows:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         a)      buyer and seller are typically motivated;

         b) both parties are well informed or well advised and each acting in what he considers his own best interest;

         c)      a reasonable time is allowed for exposure in the open market;

Integrated Health Services, Inc.
March 30, 1994
Page 2


         d) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Mountain View Nursing Center is a 137 licensed bed healthcare facility which provides nursing and rehabilitation care. The facility is presently doing business as Integrated Health Services at Mountain View. Integrated Health Services, Inc. has advised us the facility is being acquired by Crescent Capital in the immediate future for $9,775,000 and will be leased to Integrated Health Services, Inc. at an initial base rent amount of $1,061,000 with additional rent provisions based upon several factors including the consumer price index and increments in net operating income. The term of the lease will be ten years with two option renewal periods of ten years each. We have appraised the subject property on a leased fee basis which is defined as follows:

         LEASED FEE ESTATE: The ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; usually consists of the right to receive rent and the right to repossession at the termination of the lease.

This appraisal investigation included: a visit to the facility, discussions with Management, a study of financial data, analysis of other data and research of the market.

This appraisal was prepared in accordance with Uniform Standards of Professional Appraisal Practice (USPAP) requirements.

Based upon the procedures outlined in this report, it is estimated that the market value of the tangible and intangible assets comprising Mountain View Nursing Center, as of March 1, 1994, is reasonably represented in the rounded amount as follows:

                                   $9,800,000
                                   ==========
In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. This report considers estimates, assumptions and other information developed from research of the market, knowledge of the industry and discussions during which Management and Management's representatives have provided us with certain information. Management is assumed to be competent and professional healthcare providers.

Integrated Health Services, Inc.
March 30, 1994
Page 3



Some assumptions inevitably will not materialize and unanticipated events and circumstances may occur; therefore, actual results achieved may vary from the forecasts and the variations may be material. We have not, as part of this valuation, performed an examination or review in the accounting sense of any of the financial information used and, therefore, do not express an opinion or other form of assurance with regard to the same. We have no responsibility to update our report for events and circumstances occurring after the date of this report. The information furnished to us by others is believed to be reliable, but no responsibility for its accuracy is assumed.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       A Statement of Basic Assumptions and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       Subject Photographs;

         o       A Narrative Section detailing the appraisal of the enterprise;

         o       Certification;

         o       An Addendum containing supporting schedules; and

         o       An Exhibit Section containing supplementary data.

Neither the whole, nor any part of this appraisal nor any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

Integrated Health Services, Inc.
March 30, 1994
Page 4


A copy of this report and the working papers from which it was prepared will be kept in our office files for eight years.

                                     Respectfully submitted,

                                     VALUATION COUNSELORS GROUP, INC.



                                     /s/ G. Allen Houpt, III
                                     --------------------------------
                                     G. Allen Houpt, III
                                     Managing Director

                                     Commonwealth of Pennsylvania
                                     Real Estate Broker's License
                                     Number RB-20059


GAH:dvm



                                           TABLE OF CONTENTS


                                                                                           Page
                                                                                          Number
                                                                                          -------
Statement of Basic Assumptions and Limiting Conditions
Summary of Salient Facts and Conclusions
Subject Photographs

Introduction                                                                                 1
  Property Identification                                                                    1
  Purpose of the Appraisal                                                                   1
  Function of the Appraisal                                                                  1
  Scope of the Appraisal                                                                     1
  Asset Rights Appraised                                                                     2
  Effective Date of the Appraisal                                                            2
  Definition of Value                                                                        2
  Compliance                                                                                 3
  Competency                                                                                 3
  Sale History                                                                               4
  Reasonable Exposure Time                                                                   4
History and Nature of the Business Environment                                               6
State Nursing Home Environment                                                              14
Regional and Market Analysis                                                                18
Neighborhood and Site Description                                                           23
    Real Estate Tax and Assessment Analysis                                                 26
Highest and Best Use                                                                        29
Valuation Methodology                                                                       32
Income Approach                                                                             33
Cost Approach                                                                               41
Correlation of Value                                                                        66
Certification                                                                               67


                                          ADDENDUM


Supporting Schedules                                                                       A-1

                                       EXHIBIT SECTION



Exhibit A        -        Legal Description                                               E- 1
Exhibit B        -        Building Description                                            E- 2
Exhibit C        -        Land Improvements Description                                   E- 6
Exhibit D        -        Professional Qualifications                                     E- 7

             STATEMENT OF BASIC ASSUMPTIONS AND LIMITING CONDITIONS


The appraisers assume:

 1. That the subject property is marketable and that the property is free and clear of all liens, encumbrances, easements and restrictions unless otherwise noted.

 2.      No liability for matters legal in nature.

 3. That ownership and management will be in competent and responsible hands. We have not been engaged to evaluate the effectiveness of Management and we are not responsible for future marketing efforts and other Management actions upon which actual results will depend.

 4. That the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes. It is assumed that all required licenses, certificates of occupancy, consents or other legislative or administrative authorization from all local, state or national governmental or private entities or organizations have been or can be obtained or renewed.

 5. Unless otherwise noted, that there will be no changes in reimbursement or tax regulations.

 6. That there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain. We further assume that there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report.

 7. That there are no significant changes in the supply and demand patterns as indicated in this report. It is emphasized that this is not a study of market feasibility, rather an appraisal of the property under market conditions as observed as of the date of our market research. These market conditions have been researched and are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

The following limiting conditions are submitted with this report:

 1. All of the facts, conclusions and observations contained herein are consistent with information available as of the date of valuation. Value is affected by economic conditions, local and national. We, therefore, assume no liability for any unforeseen precipitous change in the economy.

             STATEMENT OF BASIC ASSUMPTIONS AND LIMITING CONDITIONS


 2. The valuation applies only to the property described herein and was prepared for the function stated in this report and should not be used for any other purpose.

 3. The appraisers have made no survey of the property. Any and all maps, sketches and site plans are assumed to be correct, but no guarantee is made as to their accuracy.

 4. Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; but no responsibility, whether legal or otherwise, is assumed for its accuracy, and it cannot be guaranteed as being certain.

 5. The signatories herein shall not be required to give testimony or attend court or be at any governmental hearing with reference to the subject property unless prior arrangements have been made with Valuation Counselors Group, Inc.

 6. Disclosure of the contents of this report is governed by the bylaws and regulations of professional appraisal organizations. Neither this report nor any portions thereof shall be disseminated to the public through public relations media, news media, advertising media, sales media or any other public means of communication without the prior written consent and approval of the appraisers and Valuation Counselors Group, Inc.

 7. No responsibility is taken for changes in market conditions after the date of valuation, or for the inability of the property owner to find a purchaser at the appraised value.

 8. The legal description shown herein has been included for the sole purpose of identifying the subject property. The figures have not been verified by a licensed surveyor or legal counsel and should not be used in any conveyance or any other legal document.

 9. We were not aware of and the report does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks containing hazardous material. The report does not consider the cost of encapsulation treatment or removal of such material. If the client/property owner has a concern over the existence of such conditions in the subject property, the appraisers consider it imperative to retain the services of a qualified engineer or contractor to determine the existence and extent of such hazardous conditions. Such consultation should include the estimated cost associated with any required treatment or removal of hazardous material.

             STATEMENT OF BASIC ASSUMPTIONS AND LIMITING CONDITIONS


10. The report, the final estimate of value and the prospective financial analyses included herein are intended for your information. Neither this report nor its contents nor any reference to Valuation Counselors Group, Inc. may be included or quoted in any offering circular, registration statement, prospectus, sales brochure, appraisal, loan document or other document without Valuation Counselors Group, Inc.'s prior written permission.

11. The estimate of the market value stated herein is the value of the subject property as a single entity. No consideration was given to a bulk sale or group purchase of properties. In the event that this appraisal is used as a basis to set a market price, no responsibility is assumed for the seller's inability to obtain a tenant or purchaser at the value reported herein.

12. It is assumed that there are no outstanding issues related to fraud and abuse statutes under the Medicare/Medicaid program which would impact value.

13.      It is assumed that the business has an adequate insurance plan.

14. A copy of this report and the working papers from which it was prepared will be kept in our office files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


GENERAL DATA


Effective Date of Value                   March 1, 1994

Date of Inspection                        March 17, 1994

Property Identification                   Mountain View Nursing Center

Property Location                         Sand Hill Road, Greensburg, Westmoreland County, Pennsylvania

Assets Appraised                          Tangible and Intangible Assets

Interest Appraised                        Leased Fee Estate

Number of Licensed Beds                   137

Land Size                                 8.238 Acres

Improvement Description                   One story plus partial basement, Class C, masonry and wood framed nursing home consisting of 52,727 gross square feet, built in 1971 with an addition in 1981.

INDICATIONS OF MARKET VALUE


Income Approach                           $9,800,000

Market Approach                           N/A

Cost Approach                             $4,800,000

Final Estimate of Market Value            $9,800,000

REASONABLE EXPOSURE TIME                  Twelve Months

                             SUBJECT PHOTOGRAPHS





                                   (Photo)





                            EAST VIEW LOOKING WEST





                                   (Photo)





                         REAR VIEW, WEST LOOKING EAST

                             SUBJECT PHOTOGRAPHS





                                   (Photo)





                              INTERIOR - HALLWAY





                                   (Photo)





                           INTERIOR - PATIENT ROOM

                                  INTRODUCTION





PROPERTY IDENTIFICATION


The subject property, known as Mountain View Nursing Center and doing business as Integrated Health Services at Mountain View, consists of a 137 licensed bed nursing home located at Sand Hill Road, in Greensburg, Westmoreland County, Pennsylvania. For title reference and legal description, see the Exhibit Section. The improvement consists of a 52,727 square foot building located on an 8.238 acre site.

PURPOSE OF THE APPRAISAL

The purpose of the appraisal is to estimate the market value of the leased fee estate as of the date specified within this report.

FUNCTION OF THE APPRAISAL

This report is to be used in connection with financing.

SCOPE OF THE APPRAISAL

This appraisal engagement has been conducted using applicable standard appraisal techniques and in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation. This appraisal entails the collection, analysis and description of data pertaining to physical, legal and economic conditions that affect the use and value of the subject property and any other relevant data that would pertain to the appraisal of a healthcare facility. In our valuation of the subject property, we have conducted the Income and Cost Approaches to value. The Income Approach entailed a present value analysis of lease income. The Cost Approach involved the estimation of the depreciated replacement cost of the improvements based upon national cost publications, which was added to the value of the land as if vacant. The Market Approach has not been utilized due to the lack of transfers involving similar leased fee estate interests in nursing facilities. We believe the lease payments include a return on assets beyond the real

                                  INTRODUCTION



property. In accordance with Uniform Standards of Professional Appraisal Practice (USPAP), an attempt must be made to estimate the value of the real property from the value of other assets which may exist. However, an attempt to ascertain the contribution of the various assets to income is nearly impossible since the value of the tangible property is highly interrelated to the business enterprise. Accordingly, as allowed by the departure provision of USPAP, we have not provided an allocation of value between the real property and other assets which may exist.

ASSET RIGHTS APPRAISED

The property rights appraised herein is the leased fee interest in the property.

The interest is defined by the Appraisal Institute as follows:

           LEASED FEE ESTATE: The ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; usually consists of the right to receive rent and the right to repossession at the termination of the lease.

EFFECTIVE DATE OF THE APPRAISAL

The date of this appraisal is March 1, 1994.

DEFINITION OF VALUE

For the purpose of this report, market value is defined as follows:

           The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

           a)      buyer and seller are typically motivated;

                                  INTRODUCTION




           b) both parties are well informed or well advised and each acting in what he considers his own best interest;

           c)      a reasonable time is allowed for exposure in the open market;

           d) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

           e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

COMPLIANCE

To the best of our knowledge, the analyses, opinions and conclusions that were developed in this report, have been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation and the Appraisal Institute.

COMPETENCY

From our understanding of the assignment to be performed, which we have addressed in the Scope of this Appraisal, it is our opinion that we are fully competent to perform this appraisal, due to the fact that:

           a. The appraiser has full knowledge and experience in the nature of this assignment.

           b. All necessary and appropriate steps have been taken in order to complete the assignment competently.

           c. There is no lack of knowledge or experience that would prohibit this assignment from being completed in a professional competent manner or where an unbiased or misleading opinion of value would be rendered.

                                  INTRODUCTION




SALE HISTORY

The real estate currently has as its fee titled owner a corporation by the name of Mountain View Nursing Center, Inc. The operating company is called Integrated Health Services, Inc., who has operated the facility since 1986. Integrated Health Services, Inc. has advised us that the facility will be sold in the immediate future to Crescent Capital for $9,775,000 and subsequently leased to Integrated Health Services, Inc. pursuant to a ten year lease with two optional ten year renewal periods. We have also been advised us that the lease will be based on an initial rent of $1,061,000 with additional rent provisions based upon general factors including the consumer price index and net operating income levels of the facility.

According to public records, the subject property has not transferred ownership in the past five years.

REASONABLE EXPOSURE TIME

Reasonable Exposure Time, for the purpose of this report, is defined as: "The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market."(1)





     -------------------------

    (1) Uniform Standards of Professional Appraisal Practice, 1993 Edition, Washington, DC: The Appraisal Foundation, 1991, page 63 (SMT-6).

                                  INTRODUCTION




The concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time, but also adequate, sufficient and reasonable effort. This concept also takes into consideration the type of property being appraised, supply/demand conditions as of the effective date of the appraisal and the analysis of historical sales information (sold after exposure and after completion of negotiations between the seller and buyer). The reasonable exposure period is, therefore, a function of price, time and use, not an isolated estimate of time alone.

Reasonable exposure time is always presumed to precede the effective date of the appraisal and differs for various types of real estate and under various market conditions. Our estimate of exposure time is, therefore, based on the subject property's determined Highest and Best Use as a healthcare facility in a market where there is evidence of demand for such services.

The estimate of reasonable exposure time is not a predication, but rather, is only a judgment made by the appraiser based on market conditions preceding the effective date of the appraisal.

Based upon the determination of the subject's Highest and Best Use, with consideration given to the overall condition and physical characteristics of the subject, it is estimated that a reasonable exposure time preceding the actual sale of the property and thus implicit in our value estimate is twelve months.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT



INDUSTRY OUTLOOK

The elderly care segment of the healthcare industry includes such providers as nursing homes, personal care facilities and retirement centers. Demand for elderly care services continues to increase with the growth of the elderly aged segment of the United States population.

The sixty-five and over aged portion of the population is forecasted to grow an additional 11% between 1990 and 1995. During 1990, the elderly aged sixty-five years and over comprised 13.3% of the total United States population, as compared to 11.3% as of the 1980 census report. Furthermore, the sixty-five and over aged portion of the population is forecasted to increase to 14.1% of total population by 1995.

United States population statistics and forecasts are provided on the following table.


                                                     FORECASTED UNITED STATES POPULATION
                                                                  (THOUSANDS)

                                                                                               PERCENT CHANGE
                                           1980         1990          1995            1980 TO 1990       1990 TO 1995

                   Total U.S.            226,546      249,958       260,788               10.3%               4.3%

                   65 Years +             25,549       33,184        36,828               29.9%              11.0%

                   Percent of               11.3%        13.3%         14.1%
                   Total U.S.

                   75 Years +              9,969       14,257        16,935               43.0%              18.8%

                   Percent of                4.4%         5.7%          6.5%
                   Total U.S.

                   Source:  Donnelley Demographics

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT




Another factor which has contributed to growth in demand for elderly care is the increased life expectancy of the United States population.

As the average life expectancy for both men and women continues to increase, as illustrated on the following table, the probability of an elderly person requiring some form of healthcare service also increases.


                                                    UNITED STATES LIFE EXPECTANCY

                                                          MEN                           WOMEN
                                               AT BIRTH        AT AGE 65       AT BIRTH       AT AGE 65

                               1900              45.6             11.4           49.1            12.0
                               1910              50.2             11.4           53.7            12.1
                               1920              54.6             11.8           56.3            12.3
                               1930              58.0             11.4           61.4            12.9
                               1940              60.9             11.9           65.3            13.4
                               1950              65.3             12.8           70.9            15.1
                               1960              66.6             12.9           73.2            15.9
                               1970              67.1             13.1           74.8            17.1
                               1980              69.9             14.0           77.5            18.4
                               1990              72.3             15.1           79.9            19.9
                               2000E             73.4             15.7           81.1            20.8

                               Source:  United States Bureau of the Census

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT





While most major healthcare providers will benefit from the graying of America, the nursing home industry will be the chief beneficiary. According to the United States Commerce Department, long-term care spending for nursing home and home care services during the 1988 to 2003 period is expected to increase twice as quickly as the rate of growth of those receiving the services. Demand for retirement centers and personal care facilities has also increased due to the aforementioned demographic factors coupled with the fact that the majority of young couples are employed full-time and unable to care for elderly parents at home.

During the late 1980s, the growth of total facilities or number of units per facility in the retirement industry increased significantly. In a survey conducted by Contemporary Long-Term Care (CLTC), 72% of the fifty largest retirement operators reported an increase in their total number of facilities in 1988. The growth had slowed in 1989 with 55.6% of fifty-four operators surveyed reporting increases in total facilities and number of units per facility. The average number of units per facility increased from 84 to 122 units in the same survey.(2)

Growth in the retirement industry is forecasted to continue, but at a much slower rate in regards to the growth exhibited during the 1980s.

United States healthcare costs have increased dramatically over the past few years. From 1950 to 1990 healthcare expenditures have grown from 4.4% of gross national product to 12.2% and are forecasted to grow to 16.4% by the year 2000. Total federal government outlays for healthcare have increased from $24 per capita in 1965 to $753 in 1990, with forecasts to increase to $1,810 by the year 2000. Furthermore, health insurance premiums had increased 1,195% between 1970 and 1990.





- -------------------------

(2)     "Growth Slows But Continues", CLTC, June, 1990.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT





The current fiscal policy of the United States Government has left many states responsible for providing services the federal government previously provided. This has led to a fiscal crisis in many states. The direct impact of these changes is seen in reduced Medicaid budgets. The problem is compounded by the fact that Medicaid has grown faster than any other major state expenditure. Currently, Medicaid covers slightly less than 50% of total patient days in nursing homes. In 1989 Medicaid accounted for an average of 14% of the state budget, compared to 9% a decade ago. A recent survey by the National Association of State Budget Office indicates that a total of twenty-eight states face budget deficits and thirty-two states expect Medicaid spending to exceed current forecasts.(3)

Escalating costs and the faltering reimbursement system has forced many states to consider decertification and withdrawal from the program. In addition, long-term care providers in several states have turned to the courts in an effort to receive fair reimbursement from the Medicaid system. Consequently, widespread healthcare cost containment may exhibit downward pressure on the value of long-term care facilities with a high reliance on Medicaid patients.

Long-term care by source of funds from 1960 to 2000 is presented on the following table.





- -------------------------

(3)    Pallarito, Karen, "Budget Deficit Threats to Shut
       Out Medicaid Benefits", Modern Healthcare, April 22,
       1991.

                                 COST APPROACH

                        Land Sale Number 2 Photograph

                                   (Photo)



                                      HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT


  Long-Term Care Expenditures Aggregate, Per Capita and Percent Distribution,
             By Source of Funds:  Selected Calendar Years 1960-2000

                                                                          THIRD PARTIES
                                                                                           GOVERNMENT

                         DIRECT       ALL         PRIVATE      OTHER                         STATE
                        PATIENT      THIRD        HEALTH      PRIVATE                         AND
YEAR       TOTAL        PAYMENTS    PARTIES      INSURANCE     FUNDS    TOTAL     FEDERAL    LOCAL       MEDICARE    MEDICAID

1960       100.0%         80.0%      20.0%          ---        1.0%      1.0%       1.0%      1.0%         ---          --
1970       100.0%         46.9%      51.0%          0.0%       4.1%     46.9%      28.6%     18.4%         4.1%        28.6%
1980       100.0%         43.5%      56.5%          1.0%       3.0%     52.5%      30.5%     22.0%         2.0%        48.5%
1985       100.0%         49.5%      51.6%          1.2%       2.1%     48.4%      28.4%     20.0%         1.8%        44.6%
1990       100.0%         45.0%      55.0%          1.1%       1.9%     52.2%      32.4%     19.8%         4.7%        45.4%
1995       100.0%         42.9%      57.0%          1.3%       1.9%     53.8%      33.1%     20.7%         3.7%        48.1%
2000       100.0%         45.0%      55.0%          1.7%       2.0%     51.4%      31.7%     19.6%         3.4%        45.8%

Note:  0.0 denotes values less than $50 million.

Source:  Health Care Financing Administration.  Office of the Actuary.
         Office of National Health Statistics.  Baltimore, Maryland:  December, 1991.

Forecasts:  Sonnefeld, Sally; Waldo, Daniel; Lemieux, Jeffrey; McKusick, David,
Projections of National Health Expenditures Through the Year 2000.  Health Care
Financing Review, Fall 1991, Vol. 13, No.1.  Health Care Financing
Administration.  Baltimore, Maryland:  October, 1991.


                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT



As indicated, healthcare facilities currently derive most of their revenue from government sources such as Medicaid, Medicare and the Veterans Administration and from private sources such as personal funds and insurance programs. The Medicaid program, which accounts for over 45% of the United States nursing home revenues, typically pays rates significantly lower than Medicare or private rates.

Medicaid covers the skilled or intermediate nursing home costs of qualified low income residents for an unlimited period. Medicare only pays part of the skilled nursing home costs incurred by qualified residents during a limited period. In addition, nursing homes must meet strict federal guidelines in order to qualify as Medicare certified for reimbursement. Therefore, only a low percentage of nursing home patients qualify for Medicare coverage relative to Medicaid. However, nursing homes that attract a higher percentage of Medicare or private pay patients typically have higher operating margins than similar facilities with a higher Medicaid census.

Competition is increasing among nursing homes for the more lucrative Medicare and private pay patients. For example, many nursing homes have been developing new services such as multiple levels of care, retirement facilities, Alzheimer's and ventilator programs and other specialized services for niche markets.

In addition, as acute care hospitals have experienced lower reimbursement levels and declining occupancy rates, many have expanded into skilled nursing services to boost revenues. According to a 1986 survey conducted by the American Hospital Association, Chicago, approximately 19% of hospitals own or operate skilled nursing facilities, 14% operate swing bed programs (use empty acute care beds for long-term care) and 12% own or operate intermediate care facilities. Competition from swing bed programs is likely to intensify as more hospitals qualify for Medicare reimbursement under this program.

                 HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT




Although nursing facilities benefit from increasing demand and changes in Medicare reimbursement, widespread healthcare inflation concerns will keep downward pressure on nursing home revenues. Federal, state and local governments, along with insurance companies and other third party payers, are continually seeking ways to contain healthcare expenditures. The focus on acute care cost containment is spreading to all types of healthcare facilities.

CONCLUSION

Although the healthcare industry, as a whole, has experienced good growth over the past several years, the news is not all good. An estimated thirty-eight million Americans have no health insurance coverage at all with children accounting for 36% of this total. Currently, as many as another fifty million Americans are believed to have inadequate coverage. The percentage of total healthcare costs of the United States gross national product (GNP) continually increases every year and it is estimated that it will consume 28% of the GNP by the year 2010.

There are currently a number of proposals before the Senate and House of Representatives' committees to change the current structure of the healthcare industry. Some of these proposals call for a form of national healthcare with others leaning towards a heavily regulated form of a free-enterprise system. All the proposals currently being debated have a great number of controversial issues, which makes the passage of a new healthcare system very unlikely in the foreseeable future. This plan and the speculation around it suggests the possible merging of the Medicare and Medicaid programs, putting spending capitalizations at an 8% level, making greater utilization of managed care and managed competition and the creation of a National Health Care Board to oversee the creation of Healthcare Insurance Purchasing Cooperatives (HIPCs). It is generally felt by the lawmakers like Congressman Stark, that there will be no interference or cutbacks on long-term care. It is believed that the current problems will reach a severe crisis level before some action by Congress will occur.

                HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT




Escalating costly regulation and inadequate reimbursement from Medicaid and a shortage of qualified nurses have squeezed industry profits. In an effort to remain profitable, many providers have diversified into medical specialty units, which tend to be more profitable than typical nursing care. In any case, the elderly care segment of the healthcare industry continues to evolve in response to profound social and economic influences.

                         STATE NURSING HOME ENVIRONMENT



Operating currently in the state of Pennsylvania are over 98,800 licensed and approved nursing home beds in more than 950 nursing homes. The overall occupancy in the state is estimated to be almost 95%. This percentage can be compared with the national average of approximately 94%. In addition, Medicaid patients represent at least 58% of the overall occupancy in Pennsylvania and at least 70% of the national average.

CERTIFICATE OF NEED OVERVIEW

The Certificate of Need (CON) program was created by the national Health Resource Planning Act of 1974, which mandated a system of state and local agencies for the purpose of conducting CON reviews and other duties intended to control the costs and accessibility of healthcare services. In 1980, the Reagan Administration took the position that the program was ineffective with respect to controlling healthcare costs and felt that the state should run the programs. Although Congress re-authorized the program in 1981, federal funding was reduced and states were given more control over the planning process. In 1986, Congress voted to end federal involvement in state planning activities. The Federal Government repealed the CON system, effective January 1, 1987.

By the start of the third year without federal mandates or the assistance of the CON program, a total of thirty-three states and the District of Columbia still enforced these regulations. During the past three years, several trends have developed according to the Healthcare Financing Administration's Office of Intergovernmental Affairs. States have:

         1) Liberalized their requirements by increasing expenditures thresholds;

         2) Streamlined review processes and expedited procedures for selected projects;

         3)     Exempted certain types of projects from the review process; and

                         STATE NURSING HOME ENVIRONMENT

         4) Expanded CON regulations to include specialized nursing services to include substance abuse treatment, inpatient psychiatric services and trauma care.

Supporters of this deregulation contend that eliminating market barriers would expand the number of available nursing beds, improve access in under-served communities and hold down costs as providers compete with others to attract patients. Opponents of decontrolled healthcare contend that bed supply would increase, but in a haphazard manner that favored urban areas. Also, a rapid increase in capacity would bankrupt the Medicaid program, as excess capacity would drive up the cost of care.

Although the deregulation of the CON program greatly affected the nursing industry, the most significant factor which is critical to the survival of these facilities is the need for innovation. Such factors include modernization of facilities, marketing to the community, specialization, personal care of assisted units and contracting with hospitals.

Currently, the state of Pennsylvania still enforces a CON program. Under this system, state and local planning agencies conduct CON reviews of capital expenditures and develop state health plans which perform other functions to ensure access to healthcare services and control rising costs.

For Pennsylvania, a CON is currently required for any new facility and for expenditures above $2,000,000. Existing nursing homes are permitted every two years to add up to the lesser of ten beds, or 10% of its certified bed capacity. In this regard, a CON is a valuable nursing home asset since it is a prerequisite to opening and operating a facility.

                         STATE NURSING HOME ENVIRONMENT

BED NEED METHODOLOGY

In May 1991, Pennsylvania adopted a new bed methodology which estimates need by county. Bed need estimates are based on the number of dependent elderly, their forecasted population (starting with 1995 planning target year) and the percentage of the dependents needing institutional care.

PENNSYLVANIA'S NEW CASE-MIX PAYMENT SYSTEM

In order to improve the state's payment system, Pennsylvania plans to change, effective January 1, 1994, from the current methodology to a classification methodology. So that this classification methodology is consistent with the goals of the Omnibus Budget Reconciliation Act of 1987 (OBRA '87), the Pennsylvania Medical Assistance Program has developed a prospective case-mix payment system for nursing facilities.

The basis of this proposed case-mix payment system is the Research Utilization Groups, Version III (RUG III), which will be used to classify residents into case-mix indices from which rates will be based. Residents will be classified as to their functions in critical areas of daily living. Activities of daily living include bathing, eating and transfer. For those residents requiring higher degrees of care, the facility will receive a greater reimbursement under the new system. Classifications range from heavy rehabilitation to reduced physical functioning. Each nursing facility will receive an overall case-mix based upon the complexity of care offered. This new system is designed to encourage facilities to take on patients requiring higher levels of care through rewards for quality resident services and resident rehabilitation.

                         STATE NURSING HOME ENVIRONMENT

Capital costs will be reimbursed under a new fair rental payment system. Each facility in Pennsylvania has been appraised by December 1992 and a depreciated replacement cost will have been determined. This value is added to a current land value plus an equipment value to come up with an overall value of the facility. A yield factor is then applied to impute a fair rental payment amount. This payment will replace reimbursement for depreciation, interest, real estate taxes and return on equity.

The new case-mix payment system, as implemented by the Pennsylvania Department of Public Welfare, has been designed to be budget neutral, however, individual providers may fair better or worse when the system takes effect. It is unclear how the subject property will be affected by the change in the Medicaid system, and our valuation is based upon existing reimbursement methodology.

                          REGIONAL AND MARKET ANALYSIS



The subject is located in Unity Township, Greensburg, Westmoreland County, which is situated in the western/central portion of Pennsylvania. The closest major city is Pittsburgh, which is thirty-one miles west of Greensburg, the county seat. Major north/south highways serving the area include U.S. 22 and U.S. Highways 66, 819 and 119, and Routes 30, 136 and 130 which run east/west.

The major occupations within the county include clerical and sales at 13% of the total work force. Professional, technical and officials/business owners/administrators each account for 10% of the work force, or 22,000 employees each.

The top seven major employers in the county are Westmoreland Hospital, West Penn Power Company, Bell of Pennsylvania, Super Value Retail Support Center, PPG Industries, Stuarts Drug and Surgical Supply and Westinghouse ABB Power T and D Circuit Breaker Division.

Healthcare facilities in the county include the Westmoreland Hospital, which contains 294 beds. The county also contains seventeen nursing homes with an excess of 220 beds. The largest facility is Westmoreland Manor with 540 beds. A total of thirteen of these facilities have 100 beds or more.

According to Donnelley Demographics, the county's 1991 population is estimated at 368,762 residents, a slight decrease from the 1980 level of 392,294 residents. In 1991, the elderly population comprised 16.5% of total the population, or 60,839 residents. This represents a 25% increase from the number of elderly residents in 1980 which was 48,711 residents, or 12.4% of the total population.

                          REGIONAL AND MARKET ANALYSIS

The county's 1996 total population is forecasted to decrease by approximately 3% to 357,757 residents. However, the county's elderly population (age sixty-five and over) is expected to exhibit an increase of approximately 1.9% over the 1991 level to 61,997 residents. This upward shift in elderly residents from 16.5% to 17.3% of the population suggests increased demand for long-term care services within the county.

Westmoreland County exhibited an average household income of $34,576 in 1991 as compared with $19,973 in 1980. Average household income is expected to increase to $41,139 in 1996, representing a growth of 18.9% over a five year period. The average household income of residents sixty-five and over was $39,769 in 1991 and was expected to increase to $40,886 in 1996.

                         REGIONAL AND MARKET ANALYSIS

The following tables present selected demographic data for Westmoreland County. An area map follows.


                                                          TOTALS AND MEDIANS

                                                             1980           1991         % CHANGE          1996
                                                            CENSUS        ESTIMATE     1980 TO 1991      FORECAST
                    Total Population                        392,294       368,762         -6.0%           357,757
                    Total Households                        139,233       139,642          0.3%           139,825
                    Household Population                    387,739       364,207         -6.1%           353,202
                    Average Household Size                      2.8           2.6         -6.3%               2.5
                    Average Household Income                $19,973       $34,576         73.1%            41,139
                    Median Household Income                 $17,955       $28,114         56.6%           $32,800

                    Source:  Donnelley Demographics

                          REGIONAL AND MARKET ANALYSIS


                                               POPULATION BY AGE

                                     1980 CENSUS                1991 ESTIMATE               1996 FORECAST
                                NUMBER         PERCENT      NUMBER         PERCENT      NUMBER        PERCENT
    AGE
  Total                        392,294          100%       368,762           100%       357,757         100%
   0 -  4                       24,007          6.1%        23,050           6.3%        21,373         6.0%
   5 -  9                       27,062          6.9%        22,851           6.2%        22,105         6.2%
  10 - 14                       32,085          8.2%        21,784           5.9%        22,006         6.2%
  15 - 19                       33,605          8.6%        24,639           6.7%        21,618         6.0%
  20 - 24                       31,009          7.9%        29,064           7.9%        23,901         6.7%
  25 - 29                       30,133          7.7%        29,486           8.0%        27,121         7.6%
  30 - 34                       28,990          7.4%        27,322           7.4%        28,201         7.9%
  35 - 39                       23,504          6.0%        26,737           7.3%        26,080         7.3%
  40 - 44                       20,425          5.2%        25,838           7.0%        25,435         7.1%
  45 - 49                       20,810          5.3%        21,486           5.8%        24,551         6.9%
  50 - 54                       24,558          6.3%        18,257           5.0%        20,255         5.7%
  55 - 59                       25,295          6.4%        17,703           4.8%        16,979         4.7%
  60 - 64                       22,100          5.6%        19,706           5.3%        16,135         4.5%
  65 - 69                       18,178          4.6%        19,590           5.3%        17,390         4.9%
  70 - 74                       12,827          3.3%        16,166           4.4%        16,470         4.6%
  75 - 79                        8,486          2.2%        11,895           3.2%        12,705         3.6%
  80 - 84                        5,291          1.3%         7,312           2.0%         8,480         2.4%
  85 +                           3,929          1.0%         5,876           1.6%         6,952         1.9%
  less than 15                  83,154         21.2%        67,685          18.4%        65,484        18.3%
  65 +                          48,711         12.4%        60,839          16.5%        61,997        17.3%
  75 +                          17,706          4.5%        25,083           6.8%        28,137         7.9%
  Median Age                      33.1                        36.2                         37.4
  Median Age Adult                44.3                        44.0                         45.1
  Population

  Source:  Donnelley Demographics

                          REGIONAL AND MARKET ANALYSIS


AREA MAP


                                     (MAP)

                      NEIGHBORHOOD AND SITE DESCRIPTION


NEIGHBORHOOD ANALYSIS

The subject property is situated on the west side of Sand Hill Road, approximately six miles from Greensburg, the main business area. Access to the property is very good via Route 30 to Sand Hill Road. Major arteries serving the area include Route 30 and U.S. Highway 119, which lead to Pittsburgh to the west and Harrisburg to the east.

The area consists mainly of farmland, single family residences, small local businesses and the Westmoreland Mall.

SITE DESCRIPTION

The subject land consists of an 8.238 acre (358,847 square foot) tract located on Sand Hill Road in Greensburg, Pennsylvania. The parcel is irregularly shaped with an average depth of 500 feet and frontage on Sand Hill Road of 672 feet. The tract is generally very rolling with adequate drainage.

The site is not located in a floodplain area. Access to the site is good via two entrance/exits along Sand Hill Road, which are asphalt paved with no curbs or sidewalks. Adjoining the property to the north is vacant land and a mobile home property, to the south is a very steep vacant ravine, to the east is Sand Hill Road then several mobile homes and single family residences and to the west is vacant land and a steep ravine. The only possible detriment to the subject site is the large ravine which is a portion of the property. All utilities are available to the subject site.

Overall, the site is functional, marketable and well suited for the current use of the property as a skilled nursing home.

A location map and plot plan are provided on the following pages.

                      NEIGHBORHOOD AND SITE DESCRIPTION



                                 LOCATION MAP


                                    (Map)

                      NEIGHBORHOOD AND SITE DESCRIPTION



PLOT PLAN
                                     (Map)

                       NEIGHBORHOOD AND SITE DESCRIPTION



ZONING

The city of Unity in the past year has enacted zoning restrictions for the development of land use. According to zoning officials, the subject property is located in an R-1 (Residential) zoning classification. Permitted uses in this classification include single family residences, farms, parks and recreation facilities, cemeteries, schools and churches. Minimum lot sizes are 40,000 square feet and minimum lot widths are 125 square feet. Since the subject property was constructed prior to the enactment of the current zoning regulations, the current use of the subject is a permitted use due to it being grandfathered.

REAL ESTATE TAX AND ASSESSMENT ANALYSIS

The subject property is referred to on the Greensburg tax map of Westmoreland County as parcel number 61-18-00-0-256. The property has been assessed at $36,100 for the land and $524,280 for the building for a total of $560,380.
The county tax assessor has assessed the property at market value in 1994 by applying a multiplier of 3 to the assessed value. A total millage rate of
54.69 per $1,000 of assessed value is applicable to the subject property. This can be broken out as follows:

         14.99 for County Taxes
          2.20 for Township Taxes
         37.50 for School Taxes


Therefore, total real estate taxes due in 1994 are calculated as follows:

                          $560,380 x 54.69 / $1,000 = $30,647

                       NEIGHBORHOOD AND SITE DESCRIPTION




IMPROVEMENTS DESCRIPTION

The subject site is improved with a one story plus partial basement nursing home containing 44,064 square feet above grade and 8,663 square feet of basement area for a total of 52,727 square feet. The structure is a Class C, wood frame and load bearing masonry wall building in good condition and constructed in 1971 with an addition in 1981. During 1993 and 1994 certain areas of the facility were renovated. These renovations consisted of the replacement of carpeting and vinyl tile in various areas and repainting and wallpapering throughout hallways and patient rooms. A laundry lift was added to a rear exterior walkway which was enclosed. The building is constructed of perimeter concrete footings and piers with the basement wall being concrete block. The exterior walls are primarily face brick over concrete block with aluminum frame windows. The floor structure consists of concrete slab for ground floor areas and wood beam with wood sheathing in the elevated areas above the partial basement. The roofing system is wood joists with wood sheathing and composition shingle roof covering.

Partitioning in the building is primarily drywall on wood studs with some areas containing concrete block partitioning. Wall finishes are primarily painted block, wallpaper or painted drywall with ceramic tile in the shower/tub rooms. The building contains seventy patient rooms, three shower/tub rooms, dining areas, lounges, main lobby, kitchen, administrative offices, nurses' stations, etc. The ceilings are primarily suspended acoustical panels or painted drywall. The floor coverings are primarily carpeting in the hallways, offices and dining areas with vinyl asbestos tile in the patient rooms, quarry tile in the kitchen and ceramic tile in the shower/tub rooms. Some areas have exposed concrete.

                       NEIGHBORHOOD AND SITE DESCRIPTION


Plumbing fixtures are standard including seventy-six water closets, seventy-six lavatories, six tubs and three showers. The building contains a central electric heating system which is further serviced by central roof top and through-wall air conditioning units. Lighting is primarily fluorescent fixtures. Other features include an emergency generator, a walk-in freezer, a stone fireplace, entrance canopies and a dry and wet fire sprinkler system.

LAND IMPROVEMENTS

Land improvements consist primarily of asphalt paving, gravel, concrete sidewalks and general landscaping.

A detailed description and component pricing of the cost to replace the building and land improvements is included in the Exhibit Section.

EQUIPMENT DESCRIPTION

Typical patient rooms contain triple crank beds, wood high back chairs with vinyl covering, wood dressers and nightstands and cubicle curtains. Most of these items are original fixtures, however, approximately one-third of the beds were purchased within the past year. The overall condition of the equipment found at the subject is average when compared with other similar facilities inspected by Valuation Counselors Group, Inc.

                              HIGHEST AND BEST USE



The Appraisal Institute defines highest and best use as follows:

         The most profitable, likely use to which a property can be put. The opinion of such use may be based on the highest and most profitable continuous use to which the property is adapted and needed, or likely to be in demand in the reasonably near future. However, elements affecting value which depend upon events or a combination of occurrences, which, while within the realm of possibility, are not fairly shown to be reasonably probable, should be excluded from consideration. Also, if the intended use is dependent upon an uncertain act of another person, the intention cannot be considered.

         The use of the land which may reasonably be expected to produce the greatest net return to land over a given period of time. That legal use which will yield to land the highest present value, sometimes called optimum use.

In estimating the highest and best use, there are essentially four states of analysis:

         1. POSSIBLE USE - Uses which are physically possible for the site in question.

         2. PERMISSIBLE USE (LEGAL) - Uses permitted by zoning and deed restrictions on the site in questions.

         3. FEASIBLE USE - Possible and permissible uses which will produce a net return to the owner of the site.

         4. MAXIMALLY PRODUCTIVE USE - Among the feasible uses, that use which will produce the highest net return of highest present worth.

The highest and best use of the land (site) as if vacant and available for use may be different from the highest and best use of the property as improved. This will be true when the improvement is not an appropriate use and yet makes a contribution to total property value in excess of the site.

                              HIGHEST AND BEST USE





The following conditions must be met in determining the highest and best use:

         The use must be legal.

         The use must be probable, not speculative or conjectural.

         There must be a profitable demand for such use and it must return to land the highest net return for the longest period of time.

In order for the subject site to fulfill its highest and best use, that use must meet four criteria. It must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive. These criteria are further explained as follows.

         PHYSICALLY POSSIBLE

         The size, shape, location, utility availability and terrain impose physical restraints upon the type of uses possible for the subject. Any use incompatible with the utility capacity or constraints imposed by the size, shape or terrain would not be considered physically possible. As mentioned in the land description section of this report, the subject is irregularly shaped and contains a gross land area of 8.238 acres. All utilities are available at the site and all required site improvements are in place. The physical characteristics of the site in terms of size, shape and topography are favorable for flexible development. Overall, the physical aspects of the site are such that they do not impose any constraints which would prevent the site from being developed to its highest and best use.

         LEGALLY PERMISSIBLE

         Uses of the land must be permitted by zoning and deed restrictions and other legal considerations. The subject site is currently zoned R-1 (Residential) by Unity Township. Nursing home use is a legally permitted use in this zoning designation. Thus, the present use of the site for a nursing home is a legal use.

                              HIGHEST AND BEST USE





         FINANCIALLY FEASIBLE

         Any use of the subject which provides a financial return to the land in excess of that required to satisfy operating expenses, financial expenses and capital amortizations is considered financially feasible. It is our opinion that the subject's current use as a nursing home is financially feasible based upon the historic financial performance of the facility.

         MAXIMALLY PRODUCTIVE

         Among the feasible uses, that use which will produce the highest net return at the highest present worth. The subject site is improved with a licensed 137 bed nursing home. The improvements are in good condition with a significant remaining economic life. Functional utility of the structure meets the market standards expected of a nursing home and demand for this type of development is evident in the marketplace. Based upon the supply and demand characteristics of the nursing home industry in Pennsylvania, it is our opinion that the highest and best use of the property, as improved, is its current use as the site of a nursing home.

On reviewing the conditions and criteria for establishing the highest and best use of the subject, we have examined the market for the subject services and the regional and local economy as well as the existing physical and zoning characteristics of the site. Additionally, we have considered the quality and condition of the subject improvements amendable for use as a nursing home.

Based upon our review and analysis of the subject market, it is our opinion that the highest and best use of the site as vacant would be for healthcare development such as the subject and as improved would be for the continuation of its current use as that of a nursing home.

                             VALUATION METHODOLOGY



There are three generally accepted approaches to estimate the value of an asset, which are summarized as follows:

         INCOME APPROACH: This approach translates earnings, or expected cash flows, into an estimate of value. It is based upon the premise that value is determined by the present value of all future expected income. Thus, forecasted earnings are converted to value through the application of discount or capitalization rates derived from the investment market.

         MARKET APPROACH: This valuation approach is based upon the comparison of the subject to the sales of similar assets in the marketplace. Two methods of estimating value via this approach are the Primary Sales Comparison Approach and the Secondary Market Approach. The Primary Sales Comparison Approach entails the analysis of direct asset transfers, while the Secondary Market Approach involves the analysis of multiples derived from equity transfers in public secondary markets or exchanges.

         COST APPROACH: This procedure provides an indication of the value of an asset by reducing an estimate of the current cost to reproduce or replace an asset by an estimate of accrued depreciation. Depreciation includes physical deterioration, functional and external (or economic) obsolescence.

In general, the Income Approach is the most reliable approach to value an income producing property. It best considers the income potential and risk characteristics specific to the subject property. The Market Approach has not been applied due to the lack of transfers of leased facilities. Nursing homes typically transfer in fee simple estate, with the assets of the operating company included. The interest considered in this appraisal is that of a leased fee estate, and we were unable to locate meaningful sales of similar interests to compare to the subject. The Cost Approach has limitations due to the difficulty in quantifying the depreciation and obsolescence in the assets.

The Income and Cost Approaches are presented on the following pages.

                                INCOME APPROACH



The Income Approach gives consideration to the net income expectancy from rental of the property, and to the capitalization of this income in accordance with prevailing returns on properties or investments of similar risks to determine the amount at which ownership would be justified by a prudent investor. Since it is the purpose of this appraisal to estimate the market value of the leased fee estate, the Income Approach is considered to be the most reliable method of valuation. The first step involves the estimating of the subject's potential gross income. For this, we deduct reasonable allowances for expenses to arrive at the indicate net income which is capitalized into the value estimate.

ESTIMATE OF GROSS INCOME

Integrated Health Services, Inc. has represented that this facility will be sold to Crescent Capital and leased back to Integrated Health Services, Inc. The facility, including land, buildings, equipment and furnishings, will be leased to Integrated Health Services, Inc. for a ten year period, with two, ten year renewal options. Although we have not been provided with a copy of the final lease, Integrated Health Services, Inc. has provided us with a lease synopsis which indicates that the base rent in the first year will be $1,061,000. In the second and third forecast years, contract rent is adjusted 1% annually. In subsequent years, additional rent has been based upon the terms of the lease contract which stipulates the subsequent annual increases will be increased by the greater of 1) 1% of the then-current minimum rent, or
2) the lesser of either 3.75%, or the greater of either 5% of the incremental net operating income (before corporate allocations), or 67% the consumer price index from the preceding period.

                                INCOME APPROACH





In our Discounted Cash Flow forecast, we have assumed an initial ten year holding period, and have assumed that Integrated Health Services, Inc. will exercise the two, ten year renewal options. Revenue has been estimated based upon contract rent comprised of base rent plus additional rent, which we have assumed to be at market. Because of the scarcity of arm's length leases on nursing facilities and the multitude of adjustments which would be required to equate a lease comparable to the subject, revenue has been forecasted based upon contract rent.

The incremental net operating income factor is calculated based upon the incremental performance of the most recently ended fiscal year as compared with the preceding year. The increment is then multiplied by a factor of 0.05.

The lease is a net lease with the lessee responsible for operating expenses. Management costs have been estimated at 4% of revenue. This charge considers the cost of collection and accounting for rents. We have also estimated nominal reserves for replacement at $100 per bed, increasing with inflation. Total expenses in the first forecasted year are estimated at $57,240, or 5.4% of revenue. Net income is estimated at $1,003,760 in the first forecasted year, increasing to $1,229,281 by the tenth year. Schedules A-1 through A-5 in the Addendum to this report present the subject's historic and prospective occupancy, payor mix and operating performance of the operating business. The subject's prospective performance has been estimated based upon information from Management in conjunction with historic performance. The operating performance of the business has been analyzed to gauge the potential of the Company to cover its rent obligations and is a factor in estimating additional rent. Forecasted net operating income of the business enterprise amounts to
1.6 times lease payments in the first forecasted year, which appears to provide adequate coverage.

                                INCOME APPROACH





DISCOUNT RATE CALCULATION

CAPITALIZATION PROCESS AND DISCOUNT RATE

As the annual cash flow and reversionary values are estimated ten years into the future, it is necessary to discount these values into a present value estimate. Present value is today's cash lump sum which represents the current value of the right to collect the future payments and reversion. It is the aggregate value of the discounted future payments and reversion.

The discount rate used must reflect a sufficient rate of return for a developer or owner of property over the holding period. The rate must take into consideration the time value of money and charges for holding costs. The rate must also reflect an adequate rate of return for the risk involved when compared to other types of investments.

When analyzing discount rates, it is important to realize that all investments are in competition with each other for the investment dollar. The investor has a choice of: (1) bank rate securities such as government bonds, industrial or municipal bonds and debentures, (2) stocks and other securities, or (3) selected enterprises or other real estate investments at varying rates of return. The acceptable rate of return to the investor is affected by considerations of risk, burden of management, degree of liquidity and other factors (including personal preference). The analysis quite often follows the historical summation of these factors, known as a "built-up" rate.

As an example, an adjustment for risk is added to a safe or minimum risk rate as an increment to compensate for the extent of risk believed to be involved in the use of the capital sum. Another adjustment is usually made of nonliquidity due to the time required to realize cash from the resale of the property. The resale period may vary with the general marketability of the type of property and the amount of the cash investment required.

                                INCOME APPROACH




The principle of discounting money to be received in the future is based upon the fact that today's dollar can be invested to earn a return, while the expected future dollar not yet generated, cannot. The discount rate must reflect what is called the opportunity cost of capital. Thus, the investor is compensated by the discount rate for the current lost opportunity in investing in alternative assets.

In order to determine the appropriate rate, we have reviewed current monetary rates as of March 1994.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 1, 1994 Wall Street Journal.


                 YIELD RATES AS INDICATED BY THE MARCH 1, 1994
                              WALL STREET JOURNAL


              SECURITY                                              YIELD
    Prime Rate                                                          6.00%
    Ten Year U.S. Treasury Bonds                                        6.14%
    Corporate Bonds
      Aaa, Aa                                                  6.20% to 7.42%
      A, Baa                                                   6.52% to 7.58%
      Ba, C                                                             9.44%

                                INCOME APPROACH



As indicated by the following survey conducted by Real Estate Research Corporation, required rates of return for commercial grade real estate were approximately 5.6% to 5.9% above year treasury bonds in the first two quarters of 1993.

               Real Estate vis-a-vis Capital Market Returns*

                                                  Fourth        Third
                                                  Quarter      Quarter
                                                   1993         1993

    Real Estate Yield (%)                          11.7%        12.0%
    Moody's Aa Utilities (%)                        7.0%         7.4%
    Moody's Aaa Corporate (%)                       7.0%         7.2%
    10 Year Treasuries (%)                          5.3%         5.7%

    *This survey was conducted in October, 1993 and reflects desired returns for fourth quarter 1993 investments.

    Source:  Real Estate Research Corporation


As the subject property would have less liquidity and more risk than commercial grade real estate, it is reasonable to expect that the discount rate would be higher than the real estate yields presented. Several factors which influence the selection of a discount rate include the following:

         o Currently, there are restraints on supply through licensure requirements which alter normal economics; and

         o The value of the facility is highly related to the operation of the business which is involved in the provision of services such as healthcare, dietary and housekeeping operations which entail a higher level of Management expertise.

                                INCOME APPROACH




Therefore, given the alternative investments available and taking into consideration the risks associated with real estate development and the realization of the additional rent revenue, we believe a 12.5% discount rate for the subject is appropriate. This return is considered equivalent to investments with comparable risks available today for the same time period.

FINAL CASH FLOW

The earnings and cash flow forecasts in this analysis only cover a ten year period. In reality, the property will generate earnings and cash flow well beyond the five year forecast period. Therefore, the value of this distant cash flow stream, called a "reversion" value, must be estimated.


We have assumed that Integrated Health Services, Inc. will exercise the renewal options after the initial ten year lease period. Therefore, the reversion value has been estimated based upon the capitalization of net cash flow in forecast year eleven. We have used a terminal capitalization rate of 10% in calculating the reversion value. According to Real Estate Research Corporation's Fourth Quarter 1993 Investor Survey, terminal capitalization rates for multifamily housing averaged 9.4%. Since the risk associated with the subject is believed to be similar but slightly above that on multifamily housing, we have added a risk premium to the average terminal capitalization rate exhibited by multifamily housing. The reversion value has been discounted to present value at the discount rate of 12.5%.

                               INCOME APPROACH





INCOME APPROACH CONCLUSION

The sum of the annuity and reversion values estimated within the Discounted Cash Flow Analysis represent the total value of the property. Based upon our analysis, this value can be represented in the rounded amount of:

                                   $9,800,000
                                    =========

The following schedule presents the earnings forecast and Discounted Cash Flow Analysis and indicated value.

                                                          INCOME APPROACH

                                                            SCHEDULE A
                                                   MOUNTAIN VIEW NURSING CENTER
                                                   DISCOUNTED CASH FLOW FORECAST


                                           Forecasted     Forecasted      Forecasted      Forecasted    Forecasted     Forecasted
                                               Year 1         Year 2          Year 3          Year 4        Year 5         Year 6
REVENUE:
  Minimum Rent                             $1,061,000     $1,061,000      $1,071,610      $1,082,326    $1,111,332     $1,141,116
  Additional Rent                                             10,610          10,716          29,006        29,784         30,582
                                           --------------------------------------------------------------------------------------
  TOTAL REVENUE                            $1,061,000     $1,071,610      $1,082,326      $1,111,332    $1,141,116     $1,171,698
                                           --------------------------------------------------------------------------------------

EXPENSES:

  Management Fee:                              42,440         42,864          43,293          44,453        45,645         46,868
  Replacement Items                            14,800         15,392          16,008          16,648        17,314         18,006
                                           --------------------------------------------------------------------------------------
  TOTAL EXPENSES                               57,240         58,256          59,301          61,101        62,959         64,874
                                           --------------------------------------------------------------------------------------
NET INCOME                                  1,003,760      1,013,354       1,023,025       1,050,231     1,078,158      1,106,824





     DISCOUNT FACTOR                           0.8889         0.7901          0.7023          0.6243        0.5549         0.4933
     PRESENT VALUE                            892,231        800,674         718,503         655,654       598,301        545,963

DISCOUNT RATE                                    12.5%
TERMINAL CAPITALIZATION RATE                     10.0%

CONCLUSION OF VALUE
     ANNUITY                                5,957,547
     REVERSION                              3,886,121
                                           ==========
     FIXED ASSET VALUE                     $9,843,668

                                           Forecasted      Forecasted    Forecasted      Forecasted                     Forecasted
                                               Year 7          Year 8        Year 9         Year 10                        Year 11
REVENUE:
  Minimum Rent                             $1,171,698      $1,203,100    $1,235,343      $1,268,450                     $1,302,444
  Additional Rent                              31,402          32,243        33,107          33,994                         34,906
                                           ---------------------------------------------------------------------------------------
  TOTAL REVENUE                            $1,203,100      $1,235,343    $1,268,450      $1,302,444                     $1,337,350
                                           ---------------------------------------------------------------------------------------

EXPENSES:

  Management Fee:                              48,124          49,414        50,738          52,098                         53,494
  Replacement Items                            18,727          19,476        20,255          21,065                         21,908
                                           ---------------------------------------------------------------------------------------
  TOTAL EXPENSES                               66,851          68,889        70,993          73,163                         75,402
                                           ---------------------------------------------------------------------------------------
NET INCOME                                  1,136,249       1,166,453     1,197,457       1,229,281       NET INCOME     1,261,948

                                                                                                           CAP. RATE            10%

                                                                                                      TERMINAL VALUE    12,619,482

     DISCOUNT FACTOR                           0.4385          0.3897        0.3464          0.3079                         0.3079
     PRESENT VALUE                            498,202         454,619       414,846         378,552        REVERSION     3,886,121

DISCOUNT RATE
TERMINAL CAPITALIZATION RATE

CONCLUSION OF VALUE
     ANNUITY
     REVERSION

     FIXED ASSET VALUE

                                COST APPROACH

In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which the depreciated replacement cost of the improvements and equipment is added. The replacement cost of the improvements and equipment is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence and external (or economic) obsolescence.

The cost analysis involves three basic steps:


         o                Land value estimate.

         o Estimation of the replacement cost of the improvements and equipment.

         o Estimation of the accrued depreciation from all causes.


The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.

LAND VALUATION

The appraised property consists of approximately 8.238 acres of land situated along Sand Hill Road in Greensburg, Pennsylvania.

                                 COST APPROACH



Land valuation, as reported herein, assuming the site vacant is based upon the following steps:


         o A comparison with recent sales and/or asking prices for similar land.

         o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

         o Our experience in estimating land values; and when necessary, due to a lack of other available data, segregation of purchase price of improved properties.

The following six sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. To the best of our knowledge, all property rights transferred were fee simple. The following sales, which were verified by local brokers and members of the Appraisal Institute and by a search of the land records of Westmoreland County, were considered arm's length transactions and did not include any special or creative financing, except where noted.

                                 COST APPROACH



LAND SALE NUMBER 1

Location:                      Donohoe Road, Hempfield Township, Westmoreland County, Pennsylvania

Parcel Number:                 50-16-00-0-094

Grantor:                       Walter Z. and Ann M. Dillon

Grantee:                       Keystone Coca-Cola Bottling Corporation

Date of Transaction:           August 5, 1993

Deed Book/Page:                3189/247

Consideration:                 $240,000

Land Size:                     9.7034 Acres

Zoning:                        R-1B (Residential - Single Family)

Price Per Acre:                $24,730

Verified By:                   County Records

Comments:                      The site is currently improved with Coca-Cola Bottling Corporation.  The parcel has approximately 426 feet of frontage on Georges Station Road and 466 feet of frontage on Donohoe Road.  The topography is level and sloping at the rear.

                                COST APPROACH



                        Land Sale Number 1 (Plat Map)

                                    (Map)

                                COST APPROACH



                        Land Sale Number 1 Photograph


                                   (Photo)

                                COST APPROACH



LAND SALE NUMBER 2

Location:                      Donohoe Road, Hempfield Township, Westmoreland County, Pennsylvania

Parcel Number:                 50-16-00-0-196

Grantor:                       Westmoreland County Industrial Development Corporation

Grantee:                       C.C. Incorporated Development Company

Date of Transaction:           December 20, 1993

Deed Book/Page:                3221/349

Consideration:                 $200,000

Land Size:                     5.565 Acres

Zoning:                        IND (Industrial)

Price Per Acre:                $35,939

Verified By:                   County Records

Comments:                      The site is currently being cleared for development of a structure.  This parcel is located approximately one-half mile off of U.S. Highway 30.

                                COST APPROACH



                        Land Sale Number 2 (Plat Map)

                                    (Map)

                                 COST APPROACH



LAND SALE NUMBER 3

Location:                      Unity Township, Westmoreland County,
Pennsylvania

Parcel Number:                 61-19-00-0-164

Grantor:                       Keystone Waterproofing Company, Inc.

Grantee:                       Clyde W. Hood, John A. Onega and David C.
                               Hunter, Trustees of the Latrube Congregation of Jehovah's Witness

Date of Transaction:           September 10, 1991

Deed Book/Page:                3045/584

Consideration:                 $40,000

Land Size:                     2 Acres

Zoning:                        R-4 (Apartment-Residential Use)

Price Per Acre:                $20,000

Verified By:                   County Records

Comments:                      This parcel is currently improved with a
                               Jehovah's Witness Congregation.

                                COST APPROACH



                        Land Sale Number 3 (Plat Map)

                                    (Map)

                                COST APPROACH



                        Land Sale Number 3 Photograph

                                   (Photo)

                                COST APPROACH



LAND SALE NUMBER 4

Location:                      U.S. Highway 30, Hempfield Township, Westmoreland County, Pennsylvania

Parcel Number:                 50-16-00-0-189

Grantor:                       Westmoreland Company (Formerly Westmoreland Hardware Company)

Grantee:                       Revest Properties

Date of Transaction:           August 1, 1990

Deed Book/Page:                2963/84

Consideration:                 $275,000

Land Size:                     7.1469 Acres

Zoning:                        B-3 (Highway Business)

Price Per Acre:                $38,478

Verified By:                   County Records

Comments:                      This sale is currently improved with a Comfort Inn hotel.  The topography is level and steep in places.

                                COST APPROACH



                        Land Sale Number 4 (Plat Map)

                                    (Map)

                                COST APPROACH



                        Land Sale Number 4 Photograph

                                   (Photo)

                                COST APPROACH



LAND SALE NUMBER 5

Location:                      Integrated Drive, Hempfield Township, Westmoreland County, Pennsylvania

Parcel Number:                 50-21-12-0-048

Grantor:                       William Buildings, Inc.

Grantee:                       I.H. of Locust Valley Road, Inc.

Date of Transaction:           May 30, 1990

Deed Book/Page:                2947/296

Consideration:                 $175,000

Land Size:                     5.208 Acres

Zoning:                        R-5 (Residential)

Price Per Acre:                $33,602

Verified By:                   County Records

Comments:                      This parcel is improved with an Integrated Health Services at Laurel View.

                                COST APPROACH



                        Land Sale Number 5 (Plat Map)

                                    (Map)

                                COST APPROACH



                        Land Sale Number 5 Photograph

                                   (Photo)

                                 COST APPROACH



LAND SALE NUMBER 6

Location:                      Ligonier Street, Derry Township, Westmoreland County, Pennsylvania

Parcel Number:                 45-34-00-0-119

Grantor:                       Bruce and Sheryl Hershock, Rodger and Elizabeth Ann Searfuss and Arnold Roger and Theresa Wigle

Grantee:                       Loyalhanna Health Care Associates

Date of Transaction:           September 13, 1990

Deed Book/Page:                2973/219

Consideration:                 $130,000

Land Size:                     6.59 Acres

Zoning:                        N/A

Price Per Acre:                $19,727

Verified By:                   County Records

Comments:                      This parcel is improved with Loyalhanna Health Care, which is a competitor of the subject property.

                                COST APPROACH



                        Land Sale Number 6 (Plat Map)

                                    (Map)

                                COST APPROACH



                        Land Sale Number 6 Photograph

                                    (Photo)

                                 COST APPROACH




                                  Summary of Sales

      SALE                        SIZE                              PRICE PER
     NUMBER       DATE           (ACRES)            ZONING             ACRE

        1         08/93          9.7034              R-1B            $24,730
        2         12/93          5.5650              IN              $35,939
        3         09/91          2.0000              R-4             $20,000
        4         08/90          7.1469              B-3             $38,478
        5         05/90          5.2080              R-5             $33,602
        6         09/90          6.5900              N/A             $19,727



ANALYSIS

In analyzing the land sales, certain elements should be considered when making adjustments to the price of each comparable property. The elements of comparison are: 1) market conditions (time); 2) location; and 3) physical characteristics.

                          MARKET CONDITIONS (TIME)

                          The condition of the market may change between the time of sale and the date of the appraisal and adjustments would have to be made to reflect the market. Changed market conditions result from various causes such as inflation, deflation, changing demand, changing supply and changing land use patterns. The tendency over time is for land values to appreciate. Based on analysis of the recent economic conditions of the region, there is evidence that values have trended upward slightly. The supply of vacant land is somewhat plentiful and demand was considered average to good.

                                 COST APPROACH





                          LOCATION

                          An adjustment for location may be required if the locational characteristics of the comparable properties are significantly different from those of the subject. A property's location is analyzed in terms of the relative time/distance relationship between it and all likely destinations and origins. The relationship is relative because the location of a property can only be judged in relation to that of others.

                          PHYSICAL CHARACTERISTICS

                          Physical characteristics differ between properties. These differences may require a number of comparisons and adjustments to the subject. An appraiser may be required to judge the value that is added or lost by the size and shape, corner influence, utilities, etc. Size and shape can affect functional utility in relation to optimum size and frontage to depth ratio. The appraiser must also recognize that smaller tracts of land typically sell for a higher unit price. Typically, corner influence creates a higher unit of value due to the frontage on two or more streets. Also, the availability of utilities influences value.

No sale required an adjustment for property rights conveyed, financing, or conditions of sale, as all were arm's length conveyances of the fee simple estate with cash or conventional financing.

Land Sale Number 1 is located on Donohoe Road, Hempfield Township, and was transferred on August 5, 1993. No adjustment was applied for market conditions. This land sale contains 9.7034 acres and due to the similarity in size to the subject property, an adjustment for size was not required. The southern portion of the parcel is considered to be clear and level and has been improved with the Coca-Cola Bottling Corporation manufacturing plant. Shape and access features are considered to be comparable to the subject property, therefore, adjustments for these physical attributes were not applied. Since all utilities were available to the comparable, no adjustment was applied for the factor of utilities.

                                 COST APPROACH




Land Sale Number 2 was transferred on December 20, 1993 and did not require an adjustment for market conditions. Land Sale Number 2, like Land Sale Number 1, is located on Donohoe Road, approximately two and one-half miles northwest of the subject property, requiring no adjustment for location. Typically, parcels with smaller land areas sell for a higher unit price than a larger parcel of land. Land Sale Number 2 contains 5.565 acres and a downward adjustment was applied for its smaller size. The topography is level and is gently sloping at the northerly portion of the parcel. Currently, the lot has been cleared and is being developed with a one story structure. Shape and access features are considered to be comparable to the subject property, therefore, an adjustment for these attributes was not required. Since all utilities were available to the comparable, no adjustment was applied for the factor of utilities.

Land Sale Number 3 was transferred on September 10, 1991 and, according to local appraisers and real estate brokers, land values have increased due to the migration of development easterly from Pittsburgh. A slight adjustment was applied to the comparable for market conditions. Land Sale Number 3 is situated approximately five miles southeast of the subject in Derry Township and required an upward adjustment for its inferior location. The comparable sale, which has been improved with a Jehovah's Witness Congregation, is situated on a two acre parcel. A downward adjustment was applied for the factor of size. Since the comparable contains only a two acre parcel, its permissible uses are lessened. Therefore, an upward adjustment was applied for the factor of utility.

Land Sale Number 4 was transferred on August 1, 1990 and required an upward adjustment for market conditions for the increase in land values since the sale date. This comparable, which is located on U.S. Highway 30, is in a highly commercialized area and warrants a greater land value than a property located off this major highway. Therefore, a significant downward adjustment was applied for its superior location. This comparable land sale has been improved with a Comfort Inn hotel. The improvements have been developed on level terrain with the remaining excess having a relatively steep topography. An upward

                                 COST APPROACH



adjustment was applied for its inferior topography.  This land sale contains
7.1469 acres and was considered to be comparable to the subject property, therefore, an adjustment for land size was not applied.

Land Sale Number 5 was transferred on May 30, 1990 and required an upward adjustment for market conditions. The comparable sale, located immediately off U.S. Highway 30, is considered to be in a superior location to the subject property, therefore, a downward adjustment was applied for location. The comparable is considered to be level and gently sloping and is improved with an Integrated Health Services at Mountain View facility. This comparable contains
5.208 acres and a downward adjustment was applied for its smaller land size.

Land Sale Number 6 was transferred on September 13, 1990 and an upward adjustment was applied for market conditions. This comparable sale, located approximately six miles northeast of the subject property in Derry Township, is considered to be in an inferior location. An upward adjustment was applied for location. The comparable has a similar level and gently sloping topography as the subject property, therefore, no adjustment for topography was required.

Based upon the above analysis and conversations with local brokers and authorities familiar with the subject real estate market, it is our opinion that the subject 8.238 acres of land have a value equivalent to $25,000 per acre, or the rounded amount of:


                                    $206,000
                                     =======

A land sales adjustment grid and comparable land sales map are provided as follows:

                                 COST APPROACH

Land Sales Adjustment Grid

 CHARACTERISTICS               SUBJECT      SALE #1        SALE #2         SALE #3        SALE #4         SALE #5          SALE #6
 ----------------------------------------------------------------------------------------------------------------------------------
 SALE PRICE/ACRE                            $24,730        $35,939         $20,000        $38,478         $33,602          $19,727

 PROPERTY RIGHTS            FEE SIMPLE         SAME           SAME            SAME           SAME            SAME             SAME
 ADJUSTED SALES PRICE                       $24,730        $35,939         $20,000        $38,478         $33,602          $19,727

 FINANCING                      NORMAL         SAME           SAME            SAME           SAME            SAME             SAME
 ADJUSTED SALES PRICE                       $24,730        $35,939         $20,000        $38,478         $33,602          $19,727

 CONDITION OF SALE              NORMAL         SAME           SAME            SAME           SAME            SAME             SAME
 ADJUSTED SALES PRICE                       $24,730        $35,939         $20,000        $38,478         $33,602          $19,727

 MARKET CONDITIONS                                0%             0%              5%            10%             10%              10%
 ADJUSTED SALES PRICE                       $24,730        $35,939         $21,000        $42,326         $36,962          $21,700

 LOCATION                                         0%             0%             20%           -30%            -10%              15%

 PHYSICAL CHARACTERISTICS
   TOPOGRAPHY                                     0%             0%              0%            10%              0%               0%
   SIZE                                           0%           -10%            -10%             0%             -5%               0%
   ACCESS                                         0%             0%              0%             0%              0%               0%
   UTILITY                                        0%             0%             10%             0%              0%               0%

 NET ADJUSTMENTS                                  0%           -10%             20%           -20%            -15%              15%
 ----------------------------------------------------------------------------------------------------------------------------------
 ADJUSTED SALES PRICE                       $24,730        $32,345         $25,200        $33,861         $31,418          $24,955


                                COST APPROACH



                                Land Sales Map

                                    (Map)

                                 COST APPROACH



BUILDING AND LAND IMPROVEMENTS VALUATION

The building and land improvements have been valued on the basis of replacement cost less accrued depreciation. The cost new was estimated using cost factors obtained from the calculation section of Marshall Valuation Service (MVS), a nationally recognized cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The soft costs reflect such items as legal and accounting fees, feasibility studies, architect's fees and plans, test borings, appraisal fees, superintending, carrying costs and other contingency costs. To these we have added an amount representing entrepreneurial profit.

Entrepreneurial profit is a necessary element in the motivation to construct the improvements and represents an additional amount a developer would expect to receive for construction of a similar project. The amount of entrepreneurial profit varies according to the economic conditions and type of development, but typically ranges from 10% to 20% of total project costs. We have contacted several developers, contractors and other familiar with real estate construction. Although each project will vary and each developer expects a different rate of return, most anticipate a return that falls in the above stated range. Based on these conversations, we have estimated entrepreneurial profit to comprise 20% of our estimate of the replacement cost of the building.

A description and pricing of the cost to replace the building and land improvements is included in the Exhibit Section of this report.

The overall cost for the subject building was estimated at $5,536,963 inclusive of all soft costs and entrepreneurial profit. This figure is equivalent to $105.01 per square foot of gross building area. The land improvements have been estimated at $74,881.

                                 COST APPROACH



Depreciation of a structure is its loss in value due to physical deterioration, functional obsolescence and external (or economic) obsolescence. Economic life is the period over which the improvements to the real estate contribute to the value of the property. These terms are defined as follows:


                          PHYSICAL DETERIORATION: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

                          FUNCTIONAL OBSOLESCENCE: The loss in value within the property due to poor plan, functional inadequacy, or super adequacy due to size, style, design or other items. This form of depreciation occurs in both curable and incurable forms.

                          EXTERNAL (OR ECONOMIC) OBSOLESCENCE: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates or other factors which affect a property's ability to produce an economic income thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes or economic trends.

                          ECONOMIC LIFE: Economic life is the period over which improvements to real estate contribute to property value. The economic life of a good quality healthcare facility is typically forty-five to fifty years.

                          REMAINING ECONOMIC LIFE: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

In estimating the overall economic life of the improvements, data on economic lives, published by Marshall Valuation Service and the American Hospital Association were considered. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.

                                 COST APPROACH





In accordance with the guidelines of the MVS manual, it is estimated that the building will have a total economic life of forty-five years. As stated earlier, the subject property was constructed during 1971 with an addition in 1981 and renovations in 1993 and 1994. The subject, which has been well maintained, was considered to be in good overall physical condition. We estimate that the building has an effective age of twelve years, which equates to a remaining useful life of approximately thirty-three years. The amount of physical deterioration attributable to the building is calculated on an economic age/life method, which is the ratio of the building's effective age to its total economic life. Based on this premise, total physical deterioration of 26.7% is imputed to the building.

As stated previously, the improvements have been well maintained, are in good overall condition and are considered modern and functional in all respects. A thorough inspection of the subject property revealed that, while typical wear and tear for a building of this age has occurred, no significant items of deferred maintenance were noted. Based on this knowledge, it is our opinion that the subject does not suffer from functional obsolescence. Furthermore, it is our opinion that the subject property does not suffer from any undue economic obsolescence.

Based upon the previous analysis, total accrued depreciation from all causes of 26.7% is imputed to the subject building.

The elements that make up the land improvements have shorter economic lives than that of the building. We have estimated the aggregate economic life of these items to be twenty years with an effective age of twelve years, which equates to an average remaining useful life of eight years. The amount of accrued depreciation attributable to the land improvements has also been calculated on an economic age/life basis, resulting in a 60% depreciation estimate.

                                 COST APPROACH




The estimate of the depreciated replacement costs of the building and land improvements is presented as follows:


                                                                 DEPRECIATED
                             REPLACEMENT                         REPLACEMENT
        ASSET                    COST          DEPRECIATION          COST

     Building                 $5,536,963        $1,478,369        $4,058,594
     Land Improvements            74,881            44,929            29,952
     TOTAL                    $5,611,844        $1,523,298        $4,088,546



EQUIPMENT VALUATION

Nursing home equipment includes, but is not limited to, items such as: all patient room furniture; kitchen utensils, appliances, dinnerware and accessories; office machines, desks, chairs and files; maintenance and housekeeping machines and tools; laundry appliances; lounge furniture; audio/visual equipment and chapel furnishings; nursing items including monitoring devices, chart racks, medication carts; and items for physical therapy including parallel bars, training steps, pulleys and hydrocollators.

Depreciated equipment values in nursing homes typically range from $2,000 to $4,000 per bed. Generally the low end of this range represents equipment in facilities which is either highly depreciated, low in quality or low in volume due to smaller common areas and office space. A newer facility, or a facility which has a high percentage of private patients and a location in an affluent area, will generally have an equipment value at the high end of the range.

                                COST APPROACH





The patient rooms are equipped with triple crank beds, metal and laminated wood overbed tables, wood bedside cabinets and bureaus and vinyl covered wood high back side chairs. The quality of the equipment found at the subject is good.

Based on our experience, it is estimated that the value of the equipment in use can be reasonably represented at $3,500 per bed, which when multiplied by 131 operating beds, indicates a market value for all equipment of:

                                   $458,500
                                    =======

CONCLUSION

Based upon the investigation, as previously defined, the results of the Cost Approach, as of November 1, 1993 are reasonably represented as follows:


     Land                                  $  206,000
     Building                               4,058,594
     Land Improvements                         29,952
     Equipment                                458,500
                                           ----------

     TOTAL                                 $4,753,046

     ROUNDED                               $4,800,000
                                           ==========

                              CORRELATION OF VALUE



Each of the three traditional approaches to value have been considered, and we have applied the Income and Cost Approaches. The Market Approach has not been applied due to the lack of sales of similar leased fee estate interests as the subject. While the approaches are independently developed, the same fundamental principles of valuation and economics form the logical basis for each approach. The indications of value by the two approaches are as follows:


     Income Approach  . . . . . . . . . . . . . . . . . .  $9,800,000
     Market Approach  . . . . . . . . . . . . . . . . . .  N/A
     Cost Approach  . . . . . . . . . . . . . . . . . . .  $4,800,000

The Income Approach involved a detailed analysis of the earnings potential of the property. The Income Approach best considers the physical characteristics, earnings potential and risk specific to the subject entity. Because of the limitations inherent in the Cost and Market Approaches, the value estimated by the Income Approach was considered the best representation of value for the subject.

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, in light of the complexity of estimating the replacement cost and depreciation of the various components in this approach, it is not necessarily the most reliable of the value estimates.

Based upon the analysis as presented in this report, it is estimated that the market value of the leased fee interest in Mountain View Nursing Center, as of March 1, 1994, can be represented in the rounded amount of:

                                  $9,800,000
                                   =========

                             CORRELATION OF VALUE




We certify that, to the best of our knowledge and belief...

                          o The statements of fact contained in this report are true and correct, and that this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

                          o       The reported analyses, opinions and
                                  conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

                          o We have no present or prospective interest in the property that is the subject of this report; we have no personal interest or bias with respect to the parties involved.

                          o The appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

                          o Our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this report.

                          o John A. Van Havere has personally inspected the property and Wade A. Collins and Catherine M. Bernard have provided professional assistance.



/s/ Wade A. Collins
- -------------------------------------------
Wade A. Collins, Vice President, Healthcare
Valuation Counselors Group, Inc.



/s/ Catherine M. Bernard
- -------------------------------------------
Catherine M. Bernard, Manager, Healthcare
Valuation Counselors Group, Inc.



/s/ John A. Van Havere
- -------------------------------------------
John A. Van Havere, Staff Appraiser
Valuation Counselors Group, Inc.